Exhibit 99.1

        Pediatrix Reports 2003 Fourth Quarter EPS of 97 Cents;
                  Introduces 2004 Quarterly Guidance

   FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Feb. 3, 2004--Pediatrix Medical Group, Inc. (NYSE:PDX), the nation's largest provider of physician services focused on newborn and maternal-fetal care, today reported record revenue, operating income and net income, as well as expanded operating margins for both the three months and year ended December 31, 2003.

   Highlights for the three months ended December 31, 2003, include:

   -- Earnings per share of 97 cents, up 33 percent from the comparable prior period;

   -- Revenue of $145.8 million, an increase of 22 percent, with strong same-unit revenue growth of 13.6 percent;

   -- Operating income of $38.7 million, up 26 percent from the comparable prior period, with margins expanding by more than 80 basis points;

   --  Net income of $24.0 million, an increase of 26 percent; and

   --  Cash flow from operations of $38.2 million, up 25 percent.

   "By every measure, this was a very solid quarter that was part of an exceptional year for our national group practice," said Roger J. Medel, M.D., President and Chief Executive Officer of Pediatrix Medical Group, Inc. "During 2003 we identified new growth opportunities while remaining focused on managing our core newborn and maternal-fetal care operations. We added pediatric intensive and pediatric cardiology practices to our physician services platform and newborn metabolic screening to our existing newborn screening services. At the same time, we grew our existing operations with new neonatal hospital contracts and strong same-unit growth. We remain confident in our ability to execute our growth strategy."
   For the 2003 fourth quarter, net patient service revenue was $145.8 million, up 22 percent from $119.5 million for the prior-year period. Same-unit neonatal intensive care unit (NICU) patient volume grew by 2.3 percent, which was one of several factors contributing to strong overall same-unit revenue growth of 13.6 percent.
   Income from operations was $38.7 million for the 2003 fourth quarter, up 26 percent from $30.7 million for the comparable period of 2002. Operating margin increased by 84 basis points to 26.5 percent for the 2003 fourth quarter as a result of increased efficiencies at the practice level.
   Net income for the three months ended December 31, 2003, was $24.0 million, an increase of 26 percent from $19.0 million for the comparable period of 2002. On a per-share basis, Pediatrix earned 97 cents based on 24.7 million fully-diluted shares outstanding for the 2003 fourth quarter, as compared with 73 cents per share based on 26.1 million fully-diluted shares outstanding for the 2002 fourth quarter.
   During the 2003 fourth quarter, Pediatrix had cash flow from operations of $38.2 million, which compares with $30.6 million for the comparable period of 2002. During the 2003 fourth quarter, Pediatrix used its cash to eliminate the balance outstanding on its revolving credit facility, and invested $11.9 million to acquire two physician group practices.
   For the year ended December 31, 2003, Pediatrix reported record net patient service revenue of $551.2 million, an increase of 18 percent from $465.5 million for 2002. Net income increased by 23 percent to $84.3 million for the year ended December 31, 2003, from $68.8 million in 2002. Earnings increased by 33 percent on a per share basis to $3.43 per share based on 24.6 million fully-diluted shares outstanding, from $2.58 per share based on a weighted average 26.6 million fully-diluted shares outstanding for 2002.
   Cash flow from operations for the year ended December 31, 2003, was $118.0 million, up 21 percent from 2002. Pediatrix used $100 million of its cash during 2003 to repurchase shares of its common stock on the open market.
   Pediatrix also invested $75.2 million to acquire physician group practices, as well as the nation's largest independent laboratory providing newborn metabolic screening services. During the year, Pediatrix expanded beyond its core practice area, acquiring physician groups specializing in pediatric intensive care and pediatric cardiology, in addition to neonatal intensive care.
   Pediatrix had previously issued full-year 2004 earnings per share guidance of $4.00 to $4.10. The Company's management offers the following guidance for earnings per share, by quarter, as follows:

First Quarter                                           $0.84 to $0.86
----------------------------------------------------------------------
Second Quarter                                          $0.98 to $1.00
----------------------------------------------------------------------
Third Quarter                                           $1.09 to $1.12
----------------------------------------------------------------------
Fourth Quarter                                          $1.09 to $1.12
                                                        --------------
----------------------------------------------------------------------
                                                        $4.00 to $4.10
----------------------------------------------------------------------

   Pediatrix's management also expects that 2004 cash flow from operations will exceed $130 million.

   Investor conference call

   Pediatrix Medical Group, Inc. will host an investor conference call to discuss the quarterly results at 11 a.m. (EST) today. During that call, members of Pediatrix's management team are expected to also provide more specific quarterly earnings guidance for 2004. The conference call Webcast may be accessed from the Company's website, www.pediatrix.com. A telephone replay of the conference call will be available from 2 p.m. Eastern Time today through midnight Eastern Time February 10, 2004 by dialing 800-475-6701, access code 717885. The replay will also be available at http://www.pediatrix.com .

   About Pediatrix

   Pediatrix was founded in 1979. Pediatrix physicians are reshaping the delivery of maternal-fetal and newborn care, identifying best demonstrated processes and participating in clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Its neonatal physicians provide services at more than 200 NICUs, and through Obstetrix, its perinatal physicians provide services in many markets where Pediatrix's neonatal physicians practice. Pediatrix also employs pediatric intensivists, pediatric hospitalists, and pediatric cardiologists. Combined, Pediatrix and its affiliated professional corporations employ more than 690 physicians in 30 states and Puerto Rico. Pediatrix is also the nation's largest provider of newborn hearing screens and newborn metabolic screening. Additional information is available at www.pediatrix.com.

   Matters discussed in this release may include forward-looking statements within the meaning of the Federal securities laws. Such forward-looking statements may include, but are not limited to, statements relating to Pediatrix's objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that Pediatrix intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are often characterized by terminology such as "believe", "hope", "may", "anticipate", "should", "intend", "plan", "will", "expect", "estimate", "project", "positioned", "strategy" and similar expressions.
   These statements are based on assumptions and assessments made by Pediatrix's management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Any forward-looking statement is made as of the date hereof. We disclaim any duty to update or revise any such statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements.
   Some of the factors that may cause actual results, developments and business decisions to differ materially from those projected or anticipated by such forward-looking statements, as more fully discussed under the section entitled "Risk Factors" in Pediatrix's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, include, pending and future investigations by federal and state government authorities of Pediatrix's billing or other practices (including the previously disclosed investigations regarding Pediatrix's Medicaid billing practices and an investigation by the Federal Trade Commission); unfavorable regulatory or other changes or conditions in geographic areas where Pediatrix's operations are concentrated; determinations that Pediatrix failed to comply with applicable health care laws and regulations, limitations, reductions or retroactive adjustments reimbursement amounts or rates by government-sponsored health care programs; audits by third party payors with respect to Pediatrix's billings for services; failure of physicians affiliated with us to appropriately record and document the services that they provide; Pediatrix's failure to find suitable acquisition candidates or successfully integrate any future or recent acquisitions; Pediatrix's failure to successfully implement Pediatrix's strategy of diversifying its operations; impairment of long-lived assets, such as goodwill; federal and state health care reform, including changes in the interpretation of government-sponsored health care programs; Pediatrix's failure to successfully recruit additional and retain existing qualified physicians; pending and future malpractice and other lawsuits; Pediatrix's failure to manage growth effectively and to maintain effective and efficient information systems; Pediatrix's failure to collect reimbursements from third party payors in a timely manner; cancellation or non-renewal of Pediatrix's arrangements with hospitals, or renewal of such arrangements on less favorable terms; loss of Pediatrix's affiliated physicians' privileges or ability to provide services in hospitals, or hospitals entering into arrangements with physicians not affiliated with Pediatrix; and increased competition in the health care industry.
   All information in this release is as of February 3, 2004. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

                    Pediatrix Medical Group, Inc.
                  Consolidated Statements of Income

                                 Three months ended  12 months ended
                                     December 31,      December  31,
                                    2003     2002     2003     2002
                                  ------------------------------------
                                     (Unaudited)
                                       (in thousands, except for
                                            per share data)
                                  ------------------------------------

Net patient service revenue       $145,782 $119,474 $551,197 $465,481
                                  ------------------------------------
Operating expenses:
Practice salaries and benefits      80,318   67,216  310,778  263,165
Practice supplies and other
 operating expenses                  5,027    4,351   18,588   15,791
General and administrative
 expenses                           19,387   15,520   76,537   68,315
Depreciation and amortization        2,357    1,687    8,405    6,135
                                  ------------------------------------

Total operating expenses           107,089   88,774  414,308  353,406
                                  ------------------------------------

Income from operations              38,693   30,700  136,889  112,075
                                  ------------------------------------

Investment income                      186      223      482      818
Interest expense                      (230)    (299)  (1,372)  (1,156)
                                  ------------------------------------

Income before income taxes          38,649   30,624  135,999  111,737
Income tax provision               (14,678) (11,637) (51,671) (42,961)
                                  ------------------------------------

Net income                         $23,971  $18,987  $84,328  $68,776
                                  ====================================

Per share data:
Net income per common and common
 equivalent share (diluted)           0.97     0.73     3.43     2.58

Weighted average shares used in
 computing net income per common
 and common equivalent share
 (diluted)                          24,677   26,119   24,577   26,629


                       Balance Sheet Highlights
                                                   As of      As of
                                                  Dec. 31,   Dec. 31,
                                                   2003       2002
                                                ----------------------
                                                    (in thousands)
Assets:
Cash & cash equivalents                            $27,896    $73,195
Accounts receivable, net                            94,213     75,356
Other current assets                                23,448     12,804
Other assets, property and equipment
                                                   572,037    487,324
Total assets                                      $717,594   $648,679
                                                ======================

Liabilities and shareholders' equity:
Accounts payable & accrued expenses              $ 111,974   $ 76,400
Total debt                                           1,864      2,489
Other liabilities                                   31,378     21,792
                                                ----------------------
Total liabilities                                  145,216    100,681
Shareholders' equity                               572,378    547,998
Total liabilities and shareholders' equity       $ 717,594  $ 648,679
                                                ======================

                         Other Operating Data
                                                     12 months ended
                                                       December 31,
                                                      2003      2002
                                                    ------------------
Number of:
Births                                                522,612 501,832
NICU Admissions                                        57,239  55,121
NICU Patient days                                   1,087,753 983,733

    CONTACT: Pediatrix Medical Group, Inc., Fort Lauderdale
             Investor Relations:
             Bob Kneeley, 954/384-0175 Ext. 5300
             bob_kneeley@pediatrix.com